Exhibit 10.20

Execution Copy

AMENDMENT No. 3

TO

EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT

This Amendment No. 3 (“Amendment No.3”) to that Exclusive License and Distribution Agreement entered into as of the 3rd day of August 2006, by and between REDUCT NV, a company organized and existing under the laws of Belgium, with registered office at Molenborglei 42, 2627 Schelle, Belgium (“Reduct” or the “Company”‘). and GEOSPATIAL MAPPING SYSTEMS, INC., a corporation incorporated under the laws of the State of Delaware, USA, with registered office at 229 Howes Run Road, Sarver, Pennsylvania USA 16055 (‘Geospatial”), as modified and extended by that Agreement entered into as of the 6th day June, 2007 (the “Extension Agreement”) by and among the Company, Geospatial and, for the limited purposes set forth therein, DELTA NETWORKS LIMITED SA, a company incorporated under the laws of Luxembourg and the owner of the outstanding capital stock of the Company (“Delta Networks”), and Mark A. Smith (“Smith”), and as modified by Amendment No. 1 entered into as of December 21, 2007 (“Amendment No. 1”) and Amendment No. 2 (“Amendment No. 2”) entered into as of March 21, 2008 (the “License Agreement”) is entered as of December 18, 2008 (the “Effective Date”) by and among the Company, Geospatial, Delta Networks and Geospatial Holdings Inc. (“GHI”), a Nevada corporation and owner of the outstanding capital stock of Geospatial. Any capitalized term used but not defined herein shall have the same meaning as in the License Agreement and the term Agreement used in the License Agreement shall mean License Agreement

RECITALS

WHEREAS, the parties hereto desire to amend the License Agreement to provide: (i) that within ten (10) days after the Effective Date of this Amendment No, 3, GHI shall pay to Reduct the amount of eighty eight thousand eight hundred fifteen and fifty eight one hundredths euros (€88,815.58) (the “Outstanding Invoice”); (ii) that Schedule 3.1 of the License Agreement shall be deleted and replaced with a new payment schedule (the “Payment Schedule”); (iii) that GHI shall pay to Reduct the amount of one million five hundred thousand euros (€1,500,000) subject to the terms stated in Section 7, by no later than March 15, 2009; (iii) that Delta Networks shall have an option to purchase five hundred thousand (500,000) shares in GHI.; and (iv) for the terms and conditions on which GHI shall acquire from Delta Networks, subject to the execution of a mutually acceptable definitive purchase agreement, one hundred percent (100%) of the outstanding capital stock of Reduct (the “Reduct Acquisition”).

NOW, THEREFORE the parties hereby agree as follows:

1. Payment due Within Ten (10) Days after Effective Date. Within ten (10) days after the Effective Date, the current account of eighty eight thousand eight hundred fifteen and fifty eight one hundredths euros (€88,815.58) is payable to the Company by Geospatial.

2. Replacement of Schedule 3.1 by the Payment Schedule. Schedule 3.1 of the License Agreement is hereby deleted and replaced by the payment schedule as outlined below:

Period	2008			2009	2010	2011	2012	2013	2013+
	Contract	Paid	Amt Owed	Contract	Contract	Contract	Contract	Contract	Contract
Jan	€425,0006	425,000	€0	€0	€0	€0	€0	€0
Feb	€0	€0	€0	€0	€0	€0	€0	€0
Mar	€425,000	€425,000	€0	1,400,000	1,962,500	€2,253,125	€2,557,344	€2,971,695	Previous Mar. + 15%
Apr	€0	€0	€0	€0	€0	€0	€0	€0
May	€0	€0	€0	€0	€0	€0	€0	€0
Jun	€0	€0	€0	€1,400.000	€1,962,500	€2,253,125	€2,587,344	€2,971,695	Previous Jun. +15%
Jul	€625,000	€0	€625,000	0	€0	€0	€0	€0
Aug	€0	€0	€0	€0	€0	€0	€0	€0
Sep	€0	€0	€0	€1,400,000	€1,962,500	€2,253,125	€2,587,344	€2,971,695	Previous Sep. +15%
Oct	€1,487,500	€0	€1,487,500	€0	€0	€0	€0	€0
Nov	€0	€0	€0	€0	€0	€0	€0	€0
Dec	€1,837,500	€0	€1,837,500	€1,400,000	€1,962,500	€2,253,125	€2,587,344	€2,971,695	Previous Dec. +15%
Total	€4,800,000	€850,000	€3,950,000	€5,600,000	€7,850,000	€9,012,500	€10,349,375	€11,886,781	Previous Year +15%

3.	Amendments to Section 3.1 and Section Prices and Payments of the License Agreement

a. Section 3.1 shall be deleted and replaced with the following language:

“The payments set forth on Schedule 3.1 are license fees (the “Licence Fees”). Notwithstanding anything in Section 2 of this Agreement to the contrary, the License Rights and Distribution Rights shall be exclusive within the Territory on the condition that, and only for so long as; (i) Geospatial pays the License Fees set forth in Payment Schedule when due; and (ii) the Company is not otherwise entitled to terminate the License Rights or Distribution Rights pursuant to any other provision of this Agreement.”

b. Section 3.2 shall be deleted and replaced with the following language:

(a) The value of orders placed by Geospatial for standard Company Products, System Accessories, annual maintenance fees and Reduct approved non-standard product developments may be offset against the License Fees paid in the same calendar year. Consultants fees, operational support fees, taxes and duties, contractual penalties, export charges, travel and accommodation costs and other non-product costs may not be offset against the License Fees.

(b) Any License Fee surplus (i.e. that portion of the cumulative License Fee payments within one calendar year against which no orders for Company Products or System Accessories have been placed) remaining at the end of a calendar year shall not be transferred to the next year. In the event that the order value within one calendar year exceeds the License Fees paid in that same calendar year, such amounts will be invoiced separately by Reduct, shall not be transferred to the next calendar year and shall be due within thirty days of invoice.”

c. Section 3.3 shall be deleted and replaced with the following language:

“To the extent not otherwise superseded by the Covenant and the Further Covenant in Clause 8 of the Amendment No.3, the total amount of License Fee for each year will be contractually due at the start of the applicable year, but may be paid pursuant to the schedule set forth in the Payment Schedule. Payments must be received in the bank account set forth in Section 6.1 of this Agreement on the 15th of the month in which they are due in accordance with the Payment Schedule.”

4.	Amendments to Other Sections of the License Agreement.

In order to give effect to the new Payment Schedule and terms provided in this Amendment No. 3, the following provisions of the License Agreement are amended as set forth below.

a. All references in the License Agreement to “Intercompany Sales” and “Exclusivity fees” are deleted and replaced with the term “License Fees pursuant to Payment Schedule”.

b. Section 6.1 of the License Agreement shall be amended such that the final sentence which states “The Company shall invoice Geospatial for each shipment when the order is made, and Geospatial shall pay the Company 50% of the amount to be invoiced upon order and 50% in advance of shipment via bank transfer” is deleted,

c. Section 17.2 of the License Agreement shall be deleted and replaced with the following language:

“To the extent not otherwise superseded by the Covenant and the Further Covenant in Clause 8 of the Amendment No.3, the expiration or termination of this Agreement for any reason shall not affect the respective obligations of the Parties which have become fixed by the effective date of such expiration or termination, including but not limited to Geospatial’s obligation to accept delivery of and pay for all Products ordered by it prior to the effective date of such expiration or termination and/or Geospatial’s obligation as set forth in Amendment No. 3 to pay to the Company the yearly License Fees under the Payment Schedule due as of start of the applicable year, minus any License Fees paid for that year.”

d. Section 24.3 of the License Agreement shall be deleted and Section 24.4 shall be amended in its second sentence by deleting the words: “, but only so long as necessary until an arbitrator can be empanelled and adjudicate the need for such relief” and by replacing the last sentence by the words: “The Parties agree that jurisdiction shall rest exclusively in the courts located in Antwerp, Belgium.”

e. Section 1.a of Amendment No. 1 is amended to read “Geospatial and its engineers shall agree to immediately work with Reduct to design appropriate probes for high pressure applications.”

f. Sections 1.b, c and d of Amendment No.1 are hereby deleted.

g. Sections 1.b and c of Amendment No.2 are hereby deleted.

h. The Extension Agreement remains in full force and effect. The words ‘Geospatial’ and ‘Geospatial Corporation’ in its Section 6 are hereby replaced by GHI and GHI shall take all necessary corporate action as described therein or otherwise needed in order to effectuate such share purchase.

5. Delta Networks’ option to purchase 500,000 shares in GHI. Delta Networks, at its sole option shall have the right, at any time until October 31, 2013 (the “Option Expiration Date”), to purchase up to five hundred thousand (500,000) shares in GHI (the “Option”) at a price per share of the lower of (i) eighty-five percent (85%) of the price per share that any stock is sold for in any subsequent round of convertible preferred or common stock financing and (ii) $3.00 (U.S. dollars) and GHI shall take all necessary corporate action to effectuate such share purchase. The Option shall be exercisable by written notice delivered by Delta Networks to GHI by registered mail or overnight courier at any time until the Option Expiration Date, which notice shall state that Delta Networks intends to exercise its Option and shall specify the total number of shares in GHI that Delta Networks wishes to purchase.

6. Reduct Acquisition.

The purchase price for one hundred percent (100%) of the outstanding capital stock of Reduct will be forty million US dollars ($40 million USD) payable as follows: (a) fifteen million US dollars ($15 million USD) payable in cash at Closing (the “Cash Component”), and (b) twenty five million US dollars ($25 million USD) payable in stock of Geospatial Holdings, Inc. to be issued at the same value and with the same preferences as the latest round of stock sold by GHI in an offering having an aggregate value of at least twelve million dollars, (the “Stock Component”, collectively with the Cash Component, the “Purchase Price”). The amount of the Cash Component assumes at the Closing that Reduct will have no cash and no debt reflected on its balance sheet.

The Closing will be conditional upon any and all of (i) the Reduct Payment being made, (ii) the payment of the Outstanding Invoice being made, (iii) the payment being made or orders being placed and prepaid subject to and in accordance with Clause 7, (iv) if applicable, the Order Exception being paid, (v) the Closing occurring by June 15, 2009 (or, subject to Clause 7, by the Extended Closing Date), (vi) the execution of a definitive purchase agreement, and (vii) Reduct having no accounts receivable reflected on its balance sheet with respect to which either GHI or Geospatial is the payor.

7. Closing. The parties hereto agree that the closing of the Reduct Acquisition shall be on or before June 15, 2009 (the “Closing”); provided, however, that if after expending commercially reasonable efforts, GHI is unable to obtain the financing necessary to achieve the Closing, the Parties agree to extend the date of closing for three successive three month periods (e.g., September 15, 2009, December 15, 2009) until March 15, 2010 (the “Extended Closing Date”) provided that before each such three month extension period, GHI shall have paid Reduct one million five hundred thousand euros (€1,500,000) or shall have placed an order for and prepaid the same amount worth of Company Products and/or System Accessories. In any such three month period, should GHI not have sufficient business to support the payment of the full sum provided in cash, it can pay 50% in cash and 50% with a promissory note with 10% per annum interest, due and payable on or before the Extended Closing Date. If before each such three months extension period, GHI does not either pay the one million five hundred thousand euros (€1,500,000) on the terms stated above or place an order for and prepay the same amount worth of Company Products and/or System Accessories or close the Reduct Acquisition on terms set forth herein, the Covenant and Further Covenant shall expire and GHI and Geospatial shall pay such suspended payments due pursuant to the terms of the License Agreement as amended hereby. The parties acknowledge and agree that beginning immediately after the Effective Date GHI shall use commercially reasonable efforts to raise sufficient monies to consummate the Closing as soon as possible.

8. Continuation of GHI Relationship. Delta Networks and Reduct covenant that pending the Closing, provided that the Closing occurs by June 15, 2009 (or, subject to Clause 7, by the Extended Closing Date), Reduct will continue (except that Reduct shall only act upon an order placed by Geospatial, when payments under the Payment Schedule are made and in case of an order value exceeding the License Fees paid in that same calendar year, such amounts are invoiced separately and prepaid by Geospatial within thirty days of invoice (the “Order Exception”)) uninterrupted its relationship with GHI and Geospatial as set forth in the License Agreement and in this Amendment No. 3 (the “Covenant”). Delta and Reduct further covenant, without declaring GHI and/or Geospatial (as the case may be) to be in breach of the License Agreement, to permit GHI and Geospatial to suspend all payments due to Reduct from Geospatial pursuant to the License Agreement pending the Closing, provided that the Closing occurs by June 15, 2009 (or, subject to Clause 7, by the Extended Closing Date) (the “Further Covenant”). If the Closing does not occur by June 15, 2009 (or, subject to Clause 7, the Extended Closing Date), and / or no Reduct Payment is made as provided for in Clause 10 hereof, the Covenant and Further Covenant shall expire and GHI and Geospatial shall pay such suspended payments due pursuant to the terms of the License Agreement as amended hereby and the Parties agree to continue to work in good faith to negotiate and close the Reduct Acquisition on the terms set forth herein.

9. Definitive Agreements. Upon the execution of this Amendment No.3, the parties shall work in good faith to draft and execute any other definitive agreements necessary to consummate the Reduct Acquisition, which agreements shall contain standard terms, conditions, representations and warranties and other provisions customary and appropriate to the transactions contemplated hereby (including non-competition provisions, earn out provisions for the principal shareholders of Reduct, and a representation and warranty that at Closing, Reduct will have no cash and no debt on its balance sheet), and will provide that the Closing shall be subject to certain preconditions, including among other things, satisfactory completion of Reduct due diligence by GHI and satisfactory completion of Geospatial and GHI due diligence by Delta Networks and Reduct. The Parties will cooperate fully to permit such due diligence as they may reasonably wish to carry out.

10. Reduct Payment No later than March 15, 2009 GHI shall make a payment to Reduct in the amount of one million five hundred thousand euros (€l ,500, 000) on the terms stated in Section 7, above (the “Reduct Payment”). The cash portion of this and future amounts shall be considered a prepayment for an order of Company Products and/or System Accessories as specified by GHI to Reduct in writing on or after the date of the Reduct Payment. If GHI fails to make the Reduct Payment within such time, the Covenant and Further Covenant shall expire and GHI and Geospatial shall pay such suspended payments due pursuant to the terms of the License Agreement as amended hereby.

11. Board Membership. In connection with the Reduct Acquisition, substantially contemporaneously with the Closing, GHI shall endeavor to increase the size of its Board of Directors to seven (7) members and shall recommend to its shareholders that they elect Peter Magnus to the GHI Board of Directors.

12.1. Non-Disclosure Obligations. Geospatial and Delta Networks will execute a non-disclosure agreement to regulate the use and dissemination of confidential information with respect to disclosures to be made under the Reduct Acquisition documentation (the “NDA”) . Each party hereby affirms that the provisions of any earlier confidentiality agreements between Geospatial and Reduct remain and are in full force and effect.

12.2. No Public Announcements. Except as may be required by the Securities Act of 1933, as amended (the “Act”) or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or any rules or regulations issued under the Act or the Exchange Act, the parties agree that no party will make public announcements relating to the existence and contents of this Amendment No3 and the transactions contemplated thereunder, without the prior written approval of the other party. In no event shall a party issue a press release with respect to the contents of this Amendment No. 3 or the License Agreement without providing the other party an opportunity to review and comment on the same and without obtaining the prior written consent of such other party which consent may not be unreasonably withheld .

13. Disclosure of Information. As of the Effective Date, in return for the Covenant and Further Covenant for the term agreed herein and extended under the Extended Closing Date, GHI. and Geospatial shall disclose to Reduct all substantial customer contracts and keep Reduct apprised of its efforts in obtaining the financing necessary to achieve the Closing including where appropriate sharing with Reduct the identity of prospective financing parties; provided, however, that in the event GHI and/or Geospatial shares the identity of such prospective financing parties with Reduct, neither Reduct nor any of its Affiliates shall contact such financing parties in connection with this Amendment No. 3 or the License Agreement without the prior written consent of GHI.

14. Non-Solicitation. From the date of the Reduct Payment and until June 15, 2009 (or, subject to Clause 7, the Extended Closing Date) (the “Non-Solicitation Period”), Delta Networks and its affiliates, and their respective employees, agents or representatives (collectively, the “Restricted Persons”) shall not directly or indirectly solicit or engage in discussions concerning or negotiations with, or provide any non-public information to, or otherwise cooperate with, or, enter into any agreement with or grant any option to do any of the foregoing, with any other person or entity which seeks to acquire, or expresses an interest in acquiring, all or any substantial part of an equity interest in Reduct or all or any substantial part of the business or assets of Reduct, and Delta Networks shall not enter into a definitive agreement to sell all or a substantial part of an equity interest in Reduct or all or a substantial part of the business or assets of Reduct during the Non-Solicitation Period, and the Restricted Persons shall refrain from pursuing such further discussions or negotiations with any third parties during the Non-Solicitation Period, provided that (i) the Outstanding Invoice is paid, (ii) payment is made or a orders are placed and prepaid subject to and in accordance with Clause 7, and (iii) if applicable, payment of the Order Exception is made. Nothing herein will limit Reduct’s right to engage in any activity, including the disposition of any asset, in the ordinary course of business consistent with past practices.

15. Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same Amendment.

16. Effective Date. This Amendment is made effective as of the Effective Date.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3, or caused this Amendment No. 3 to be duly executed by their respective authorized officers, as of the day and year first above written.

Date: December 11, 2008

GEOSPATIAL MAPPING SYSTEMS, Inc.		GEOSPATIAL HOLDINGS, INC.

By:	/s/ Mark A. Smith	By:	/s/ Mark A. Smith
Name:	Mark A. Smith		Mark A. Smith
Title:	CEO		Chief Executive Officer

REDUCT NV		DELTA NETWORKS LIMITED SA

By:	/s/ Otto Ballintijn	By:	/s/ Peter Magnus
	Otto Ballintijn		Peter Magnus